SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 15

Certification and Notice of Termination of Registration under Section 12(g)
of the Securities Exchange Act of 1934 or Suspension of Duty to
File Reports Under Sections 13 and 15(d) of the Securities
Exchange Act of 1934

Commission File Number: 333-93145

GOLDEN DRAGON HOLDINGS, INC.
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(Exact name of registrant as specified in its charter)

Room 1403, No. 17 Hopson International Park Sec 3
Shuanghyayuan Nan Li, Chaoyang District
Beijing, China  100022
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(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Common Stock, par value $.001
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(Title of each class of securities covered by this Form)

Not Applicable
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(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s)
relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        [ ]             Rule 12h-3(b)(1)(ii)      [  ]
Rule 12g-4(a)(1)(ii)       [ ]             Rule 12h-3(b)(2)(i)       [  ]
Rule 12g-4(a)(2)(i)        [ ]             Rule 12h-3(b)(2)(ii)      [  ]
Rule 12g-4(a)(2)(ii)       [ ]             Rule 15d-6                    [X]
Rule 12h-3(b)(1)(i)        [ ]

Approximate number of holders of record as of the certificate or notice date:
78 holders as of April 21, 2009.
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Pursuant to the requirements of the Securities Exchange Act of 1934 GOLDEN DRAGON HOLDINGS, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

GOLDEN DRAGON HOLDINGS, INC.

DATE: April 21, 2009                                                                By:       /s/ Frank Yglesias
                                                                                                     Name:  Frank Yglesias
                                                                                                     Title:    Chief Executive Officer

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.